Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250822

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated December 2, 2020)

CuriosityStream Inc.

Secondary Offering of

13,893,093 Shares of Common Stock

This prospectus supplement supplements the prospectus dated December 2, 2020 (as supplemented to the date hereof, the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”), which forms a part of our registration statement on Form S-1 (No. 333-250822). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, which we filed with the SEC on January 3, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or distribution from time to time by the selling securityholders named in the Prospectus or their permitted transferees of up to 13,893,093 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), issued to the selling securityholders in connection with the consummation of the Business Combination (as defined in the Prospectus).

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CURI.” On January 20, 2022, the last reported sale price of our Common Stock was $4.55 per share.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): December 27, 2021

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700
Silver Spring, Maryland 20910
(Address of Principal Executive Offices, including zip code)

(301) 755-2050
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of CuriosityStream Inc. (the “Company”) reviewed and approved updates to the compensation of Chief Operating Officer and General Counsel, Tia Cudahy, and Chief Financial Officer, Jason Eustace. Effective January 1, 2022, the base salary for each of Tia Cudahy and Jason Eustace will increase to $310,000 per year, and the annual incentive targets for each of Tia Cudahy and Jason Eustace will increase from 40% of base salary to 50% of base salary.

In addition, the Compensation Committee approved the grant of certain equity incentive awards on January 1, 2022 under the Company’s Omnibus Incentive Plan (the “Plan”) to Tia Cudahy and Jason Eustace (each, a “Grantee”). The Compensation Committee approved the grant of restricted stock units (“RSUs”) and stock options to the Grantees. The number of RSUs granted to Tia Cudahy is an amount equal to the product of $450,000 and 30%, divided by the Fair Market Value (as defined in the Plan) on the grant date, and the number of stock options granted to Tia Cudahy is an amount equal to the product of $450,000 and 70%, divided by the Black-Scholes valuation of a share of the Company’s common stock on the grant date. The number of RSUs granted to Jason Eustace is an amount equal to the product of $350,000 and 30%, divided by the Fair Market Value on the grant date, and the number of stock options granted to Jason Eustace is an amount equal to the product of $350,000 and 70%, divided by the Black-Scholes valuation of a share of the Company’s common stock on the grant date. The first $100,000 of stock options (measured by the Fair Market Value of the shares underlying the options) that are scheduled to vest in any calendar year with respect to each Grantee are treated as incentive stock options to the extent permitted under applicable law and, under the Plan, the remaining stock options are treated as non-qualified stock options. The exercise price of the stock options granted to the Grantees will be equal to the Fair Market Value on the grant date. All of the stock options and the RSUs will vest on the third anniversary of the grant date, subject to the Grantee’s continued employment on the third anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
	Name:	Tia Cudahy
	Title:	Chief Operating Officer and General Counsel

Date: January 3, 2022

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